Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

FUBOTV INC.

fuboTV Inc. (the “Corporation”), a corporation organized and in good standing under the Florida Business Corporation Act (the “FBCA”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the FBCA, the Corporation states as follows:

1.	The name of the corporation is fuboTV Inc.

2.	The Corporation is authorized to issue 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

3.	There are currently 37,800,000 shares of Preferred Stock designated as follows:

a.	35,800,000 shares of Series AA Convertible Preferred Stock (the “Series AA Preferred Stock”), designated pursuant to Articles of Amendment designating the Series AA Convertible Preferred Stock of the Corporation as filed by the Corporation with the Secretary of State of the State of Florida on March 25, 2020 (the “Series AA Designation”); and

b.	2,000,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”), designated pursuant to Articles of Amendment designating the Series D Preferred Stock of the Corporation as filed by the Corporation with the Secretary of State of the State of Florida on July 12, 2019 (the “Series D Designation”).

4.	There are no shares of Series D Preferred Stock issued or outstanding.

5.	Pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation dated September 25, 2020, the Board of Directors of the Corporation duly adopted the resolutions set forth below, and shareholder action was not required.

WHEREAS, the Articles authorize the issuance by the Company of 400,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

WHEREAS, the Board has designated 2,000,000 shares of the Preferred Stock as Series D Convertible Preferred Stock (“Series D Preferred Stock”), designated pursuant to the Articles of Amendment designating the Series D Convertible Preferred Stock of the Company as filed by the Company with the Secretary of State of the State of Florida on July 12, 2019 (the “Series D Designation”).

WHEREAS, there are no shares of Series D Preferred Stock issued or outstanding.

WHEREAS, the Board deems it in the best interests of the Company and its to withdraw and cancel the Series D Preferred Designation and to return such shares of Series D Preferred Stock to the authorized and undesignated shares of Preferred Stock of the Company.

NOW THEREFORE, BE IT RESOLVED: That pursuant to the authority granted to the Board in the Articles, the Series D Designation is each hereby terminated, cancelled and withdrawn, and the shares of Series D Preferred Stock of the Company previously designated as the Series D Preferred Stock shall each henceforth have the status of authorized but unissued shares of Preferred Stock, without designation as to series or class until such stock is one more designated as part of a particular series or class by the Board.

6.	The Articles are hereby amended to terminate, cancel and withdraw the Series D Designation and the shares of Preferred Stock previously designated as the Series D Preferred Stock shall henceforth have the status of authorized but unissued shares of Preferred Stock, without designation as to series or class until such stock is one more designated as part of a particular series or class by the Board of Directors of the Corporation.

7.	The amendments herein were duly adopted by the Board of Directors of the Corporation on September 25, 2020.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, this 29th day of September, 2020.

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer

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